FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2005 (November 4, 2005)

Affordable Residential Communities Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 303-383-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 4, 2005, Affordable Residential Communities Inc. (the “Company”) entered into a Separation and Release Agreement (the “Separation Agreement”) with John G. Sprengle, the Company’s Vice-Chairman, which will result in the termination of his employment on November 30, 2005 (the “Separation Date”). Under the Separation Agreement, Mr. Sprengle resigned his employment with the Company and will receive a lump sum payment of $750,000 on the Separation Date and will be covered under the Company’s health benefit plan in accordance with COBRA for a period of eighteen months following the Separation Date. Pursuant to the Separation Agreement Mr. Sprengle will be bound by non-competition and non-solicitation provisions for a two-year period.  A copy of the Separation Agreement is attached hereto as Exhibit 99.1, and all references to the Separation Agreement are qualified in their entirety by the terms of the Separation Agreement.

ITEM 1.02   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Pursuant to Mr. Sprengle’s resignation as Vice-Chairman of the Company, Mr. Sprengle’s Employment Agreement, dated February 18, 2004 (the “Employment Agreement”), will terminate on the Separation Date.  He will continue as an employee of the Company until the Separation date pursuant to the Separation Agreement described hereinabove.

ITEM 5.02  DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTIONS OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On November 4, 2005, John Sprengle resigned from the Company’s Board of Directors, effective as of that date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number	Description

Exhibit 99.1	Separation Agreement, dated November 4, 2005 among John G. Sprengle, Affordable Residential Communities Inc. and ARC Management Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                    November 7, 2005

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ Scott L. Gesell
Scott L. Gesell
Executive Vice President